Exhibit 5.1

TroyGould pc 1801 Century Park East, 16th Floor Los Angeles, California 90067-2367 Tel (310) 553-4441 | Fax (310) 201-4746 www.troygould.com
David L. Ficksman ● (310) 789-1290 ● dficksman@troygould.com	File No.

October 29, 2024

LIXTE Biotechnology Holdings, Inc.

680 E. Colorado Boulevard, Suite 180

Pasadena, CA 91101

Re:	Lixte Biotechnology Holdings, Inc. Registration Statement on Form S-1 (File No.333-282781)

Dear Ladies and Gentlemen:

We have acted as counsel to Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the above-caption registration statement under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Commission on October 23, 2024 (the “Registration Statement”). The Company filed the Registration Statement in connection with the proposed registration of : (i) Units (each, a “Unit”), with each Unit consisting of (A) one share (the “Shares”) of common stock, par value $0.0001, of the Company (“Common Stock”); and (B) one and one quarter Common Stock warrants to purchase one share of common stock (the “Common Stock Warrants”) and (ii) pre-funded units in lieu thereof (each, a “Pre-Funded Unit”), with each Pre-Funded Unit consisting of (A) one pre-funded warrant exercisable for one share of Common Stock (each, a “Pre-Funded Warrant” and, together with the Common Stock Warrants, the “Warrants,” and, each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share” and, together with the shares underlying the Common Stock Warrants , the “Warrant Shares”), and (B) one Common Stock Warrant. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended, and currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Pre-Funded Warrant, (v) the form of Common Stock Warrant, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

LIXTE Biotechnology Holdings, Inc.

October 29, 2024

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, including with regard to the Units, the Pre-Funded Units, the Shares, the Warrants, and the Warrant Shares , and as described in the Registration Statement:

i.	The Units, when delivered upon payment of the agreed upon consideration therefor, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

ii.	The Pre-Funded Units, when delivered upon payment of the agreed upon consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

iii.	The Shares included in the Units, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

iv.	The Warrants included in the Units and Pre-Funded Units, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses; and

v.	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company (and assuming the Company will have sufficient authorized shares of Common Stock for any issuance of Warrant Shares upon any exercise of the Warrants), and when issued, sold and delivered by the Company pursuant to the exercise of the Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TroyGould PC